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                                                                      EXHIBIT 99
                           LIFEPOINT HOSPITALS, INC.


CONTACT:   MICHAEL J. CULOTTA
           SENIOR VICE PRESIDENT AND
             CHIEF FINANCIAL OFFICER
           (615) 372-8512


                 LIFEPOINT HOSPITALS ACQUIRES REMAINING INTEREST
                             IN DODGE CITY HOSPITAL

BRENTWOOD, TENNESSEE (October 7, 2002) - LifePoint Hospitals, Inc. (NASDAQ:
LPNT) today announced that it has purchased the remaining 30% interest in Dodge City Healthcare Group, L.P., the joint venture that owns and operates 110-bed Western Plains Regional Hospital in Dodge City, Kansas, for $25 million. In March 1995, prior to the Company's spin-off from HCA, HCA had acquired a 70% equity interest in the consolidated joint venture. The joint venture arrangement had contemplated the purchase of the limited partners' interest by LifePoint. Under the terms of the purchase agreement, the limited partners have agreed not to compete with the hospital for five years. The non-compete agreements will be valued at approximately $5 to $6 million and amortized over the life of the agreement.

         Kenneth C. Donahey, chairman and chief executive officer of LifePoint Hospitals, said, "Having worked with the medical staff and employees of Western Plains Regional Hospital for over seven years, we are well familiar with the quality of care that the hospital delivers to Dodge City and surrounding communities. The hospital is a significant asset in our portfolio of non-urban hospitals and meets our high standards as outlined in our five core values. We are pleased to be able to assume full ownership of Western Plains Regional Hospital, and we look forward to continuing to work with the fine group of individuals associated with the hospital."

         LifePoint Hospitals, Inc. operates 24 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 7,000 employees.

                                     ******

         The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians, nurses and clinical support personnel; (iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the management of healthcare risks as a result of the delivery of patient care; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; (viii) the potential adverse impact of government investigations and litigation involving the business practices of HCA (to the extent relating to periods prior to the Company's formation); (ix) fluctuations in the market value of the Company's common stock; (x) the possibility that existing accounting practices relating to the treatment of the extraordinary charge to be incurred by the Company will be changed based on current proposals; (xi) the possibility that the Company's judgment regarding the tax implications of the purchase of its 10 3/4% Senior Subordinated Notes could be challenged; (xii) the possibility that the Company's liquidity needs could change; and (xiii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

         All references to "Company" and "LifePoint" as used throughout this document refer to LifePoint Hospitals, Inc. and its affiliates.


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